UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05	Costs Associated with Exit or Disposal Activities

On November 15, 2005, Avon Products, Inc. (the “Company”) filed a Current Report on Form 8-K (the “November 15, 2005 Form 8-K”) regarding its multi-year restructuring initiatives and indicated that restructuring charges and other costs to implement those initiatives over the next several years are expected to total $300 to $500 million before taxes, with a significant portion to be incurred in 2006. At that time, the Company was unable in good faith to make a determination of the estimated amount or ranges of amounts to be incurred for each major type of cost and the charges and future cash expenditures associated therewith, as required by Item 2.05 of Form 8-K. In the November 15, 2005 Form 8-K, the Company undertook to announce further details as initiatives are finalized. Subsequently, on February 24, 2006, the Company announced that it anticipates restructuring costs for all initiatives to total in the range of $500 million, which the Company confirmed in an announcement on February 15, 2007.

The Company is filing this Form 8-K/A to amend the November 15, 2005 Form 8-K to update the disclosure therein under Item 2.05. On May 17, 2007, an officer of the Company, as authorized by a committee of the Board of Directors, approved the termination of certain employees and other actions under initiatives to reorganize certain functions, automate certain distribution processes and outsource certain services. These initiatives are expected to be completed by 2008 and are part of the previously announced multi-year restructuring effort. The Company expects it will record total charges (substantially all of which will result in future cash expenditures) of approximately $7 to $9 million before taxes for employee-related costs in connection with these initiatives.

The Company expects to announce further exit and disposal costs. As stated in the November 15, 2005 Form 8-K, the Company intends to file amendments to the report once it is able to make good faith determinations of the estimated costs and future cash expenditures associated with its multi-year restructuring initiatives, as required by Item 2.05 of Form 8-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Charles W. Cramb
Charles W. Cramb
Chief Financial Officer

Date: May 23, 2007

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